Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-168535) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of Walker & Dunlop, Inc., a Maryland corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of his or her biographical information in the Registration Statement.

/s/ Dana L. Schmaltz
Dana L. Schmaltz

Dated:  October 21, 2010